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                        Smith & Company
    A Professional Corporation of Certified Public Accountants

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this 10KSB/A of Dynamic Associates, Inc. of our report dated March 19, 1999, except Note 20, which is dated
April 14, 1999 on the financial statements for the years ended December 31, 1998, 1997 and 1996.

                                   /s/ Smith & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah
November 29, 2000



  10 West 100 South, Suite 700 * Salt Lake City, Utah 84101-1554
       Telephone: (801) 575-8297 * Facsimile: (801) 575-8306
                E-mail: smithco@smithandcocpa.com
   Members: American Institute of Certified Public Accountants
        * Utah Association of Certified Public Accountants